Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-270482) of Globus Medical, Inc. and related joint proxy statement/prospectus and to the incorporation by reference therein of our reports dated February 22, 2023, with respect to the consolidated financial statements of NuVasive, Inc., and the effectiveness of internal control over financial reporting of NuVasive, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 24, 2023